Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Boston Private Financial Holdings, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-91486) on Form S-8 of Boston Private Financial Holdings, Inc. of our report dated June 21, 2012, with respect to the statements of net assets available for benefits of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011 which report appears in the December 31, 2011 Annual Report on Form 11-K of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan.

/s/ KPMG LLP
Boston, Massachusetts
June 21, 2012